UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
December 16, 2011
RAYONIER INC.
COMMISSION FILE NUMBER 1-6780
Incorporated in the State of North Carolina
I.R.S. Employer Identification Number 13-2607329
1301 Riverplace Boulevard, Jacksonville, Florida 32207
(Principal Executive Office)
Telephone Number: (904) 357-9100
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, in October the Board of Directors of Rayonier Inc. (“Rayonier”) elected Paul G. Boynton to the position of President and Chief Executive Officer effective January 1, 2012. Mr. Boynton will succeed Lee M. Thomas, who will continue to serve as Chairman of the Board of Directors through May 17, 2012, at which time Mr. Boynton will also assume the title of Chairman and Mr. Thomas will retire from the Board.

On December 16, 2011, the independent members of the Board of Directors approved Mr. Boynton's compensation package for 2012 consisting of: (i) a base salary of $700,000; (ii) a target bonus equal to 100% of his base salary; and (iii) a long-term incentive award with a grant date target value of $2.5 million. Consistent with 2012 awards approved by the Board for other Rayonier executives, Mr. Boynton's long-term incentive award value will be converted into grants of a specific number of performance shares and non-qualified stock options based, respectively, on the closing price of Rayonier's common shares and the Black-Scholes stock option valuation model, as of January 3, 2012 (the first trading day of the year). 2012 Class Performance Share Awards will be payable in January 2015 based on Rayonier's performance over the three-year period ending December 31, 2014. The incentive awards will be made pursuant to the Rayonier Incentive Stock Plan, and Mr. Boynton's 2012 bonus award will be subject to the terms of the Rayonier Annual Corporate Bonus Program.

Mr. Thomas will continue to receive his current base salary through February 29, 2012, his last day of employment, after which he will be compensated pursuant to the Rayonier Outside Directors' Compensation Program until his retirement on May 17, 2012. Also on December 16, 2011, in recognition of Mr. Thomas' service to Rayonier, the independent members of the Board of Directors approved full payouts (as opposed to prorated payouts) under his 2010 and 2011 Class Performance Share Awards, which become payable in January 2013 and January 2014, respectively.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYONIER INC. (Registrant)

BY:	/s/ W. EDWIN FRAZIER, III
W. Edwin Frazier, III
Senior Vice President,
Chief Administrative Officer and
Corporate Secretary
December 21, 2011

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